Exhibit 2.2

ARTICLES OF MERGER

Between

EVERY CUSTOMER HAS OPINIONS, INC.

And

BENCHMARKPORTAL, INC.

THESE ARTICLES OF MERGER are made by and between EVERY CUSTOMER HAS OPINIONS, INC., a Utah corporation governed by the Utah Revised Business Corporation Act (“ECHO”), and BENCHMARKPORTAL, INC., a California corporation governed by the California General Corporation Law (“BMP”). ECHO is a wholly-owned subsidiary of UCN, INC., a Delaware corporation (“UCN”). ECHO, BMP, and UCN are parties to the Agreement and Plan of Acquisition (including the exhibits thereto) dated January 12, 2007 (the “Agreement”).

ARTICLE I. PLAN OF MERGER

Pursuant to these Articles of Merger, BMP is hereby merged into ECHO (the “Merger”), and ECHO will be the surviving corporation (the “Surviving Corporation”). The terms and conditions of the Merger are as follows:

(a) Effects of the Merger. The Merger shall have the effects set forth in Sections 16-10a-1106 and 16-10a-1107 of the Utah Revised Business Corporation Act and in Section 1107 of the California General Corporation Law. The Merger shall become effective at the time (the “Effective Time”) ECHO files these Articles of Merger with the state of Utah.

(b) Articles of Incorporation and By-Laws. The Articles of Incorporation of ECHO shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the Utah Revised Business Corporation Act. The By-Laws of ECHO as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended or repealed in accordance with their terms and the Articles of Incorporation of ECHO and as provided by the Utah Revised Business Corporation Act.

(c) Directors and Officers. The directors and officers of ECHO shall be and remain the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

(d) Conversion and Exchange of BMP Capital Stock in the Merger. Each share of BMP common stock, each share of BMP Series A Convertible Preferred Stock, and each share of BMP Series B Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for the following:

(i) the right to receive a cash payment at the Effective Time equal to $0.02097861;

(ii) 0.06443941 shares of unregistered UCN common stock, par value $0.0001;

(iii) the right to receive 0.000004% of the BMP Performance Cash Payments provided for in Exhibit C to the Agreement; and

(iv) the right to receive 0.000004% of the Earnout Pool cash distributions provided for in Exhibit D to the Agreement.

ARTICLE II. BMP APPROVAL

The Merger is permitted by the California General Corporation Law, and BMP has complied with such law in approving and effecting the Merger.

ARTICLE III. STOCKHOLDER APPROVAL

ECHO has authorized 1,000 shares of common stock, no par value (the “ECHO Common Stock”), of which 500 shares are issued and outstanding and entitled to vote on the Merger. Of the issued and outstanding ECHO Common Stock, 500 shares were voted for approval of the Merger by written consent and no shares were voted against approval of the Merger. The number of votes cast for approval of the Merger by each voting group of the capital stock of ECHO was sufficient for approval by the owners of each such voting group.

BMP has authorized 25,000,000 shares of common stock, no par value per share, of which 17,291,978 shares were issued and outstanding and entitled to vote on the Merger (the “BMP Common Stock”), 1,280,000 shares of Series A Convertible Preferred Stock, no par value per share, of which 1,216,666 shares were issued and outstanding and entitled to vote on the Merger (the “Series A Stock”), and 4,542,000 shares of Series B Convertible Preferred Stock, no par value per share, of which 4,382,334 shares were issued and outstanding and entitled to vote on the Merger (the “Series B Stock”). Of the issued and outstanding BMP Common Stock, 17,291,978 shares were voted for approval of the Merger and -0- shares were voted against approval of the Merger. Of the issued and outstanding Series A Stock, 1,216,666 shares were voted for approval of the Merger and -0- shares were voted against approval of the Merger. Of the issued and outstanding Series B Stock, 4,382,334 shares were voted for approval of the Merger and -0- shares were voted against approval of the Merger. The number of votes cast for approval of the Merger by each voting group of the capital stock of BMP was sufficient for approval by the owners of each such voting group.

[Signatures are presented on the next page.]

IN WITNESS WHEREOF, the undersigned officers of Every Customer Has Opinions, Inc., and BenchmarkPortal, Inc., have executed these Articles of Merger as of the 9th day of February 2007, thereby affirming under penalty of perjury that the foregoing Articles of Merger are the act and deed of said corporations and that the facts stated herein are true.

EVERY CUSTOMER HAS OPINIONS, INC.

By	/s/
Paul Jarman, Chief Executive Officer

BENCHMARKPORTAL, INC.

By	/s/
Dr. Jon Anton, Chief Executive Officer

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